UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 8,  2010

Wind Works Power Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-113296	98-0409895
(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613)  226-7883

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

     Certain  statements  included  in this Form 8-k regarding  Wind Works Power Corp.  ( the “Company”) that are not  historical  facts are  forward-looking statements,  including  the  information  provided  with  respect  to the future business  operations  and  anticipated  operations  of the Company.    These forward-looking  statements are based on current expectations, estimates,  assumptions and beliefs of management,  and words such as "expects," "anticipates,"   "intends,"   "plans,"   "believes,"   "estimates"  and  similar expressions  are intended to identify  such  forward-looking  statements.  These forward-looking  statements involve risks and uncertainties,  including, but not limited  to,  the  success  of our  current  or  proposed  business  activities.  Accordingly, actual results may differ.

Section1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On June 8,  2010 we entered into an agreement with Aquavent GmbH, (“Aquavent”) which provides in part for Wind Works to acquire  100% of the Wind Park Burg 1 located near Magdeburg, in the eastern part of Germany.   The purchase price for the Wind Park is  EUR 900,000 (approximately $1,125,000  based on a conversion ratio of $1.25 U.S. dollars per euro).  A total of 450,000 euros was due and  payable June 15, 2010 of which EUR 300,000 has been paid to date.  The parties have agreed to defer payment of the remaining EUR 150,000 until June 30, 2010.

An additional EUR 225,000 is due on the latter of January 15, 2010 or the pouring of the first foundation of the first wind energy generation facility on site

An additional EUR is due on the latter of April 30, 2010 pr the pouring of the second foundation.

The Wind Park Burg I is fully permitted for construction under German law and will be receiving an   executed power purchase agreement at 9.52 Euros for 20 years.

Closing of the transaction will be subject to compliance with certain conditions precedent by both Wind Works and Aquavent.

Item 9.01  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

 To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 15, 2010

Wind Works Power Corp.
By:	/s/Ingo Stuckmann
Ingo Stuckmann, CEO